Exhibit 10.142

Confidential Separation Agreement and General Release

This Confidential Separation Agreement and General Release (the “Agreement”) is entered into by and between TheMaven, Inc. (the “Employer”) on behalf of itself, its subsidiaries, and other corporate affiliates (including, but not limited to, Maven Coalition, Inc.) and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Andrew Kraft (“you” (the Employer and you are collectively referred to as the “Parties”).

1. Separation Date. Your last day of employment with the Employer shall be April 10, 2020 (the “Separation Date”). If the Employer receives a signed Agreement before the Separation Date, the Employer shall consider that signed Agreement to be void.

2. Consideration. Subject to the terms of this Agreement and your continued compliance with your obligations hereunder, including, but not limited to, your obligations under paragraphs 3 and 4 of this Agreement:

a. Severance Payment. The Employer shall pay you the gross amount of $150,000 (less all withholdings and other applicable deductions) (“Severance Payment”). The Severance Payment shall be paid within 14 days of the Employer’s first regularly scheduled payroll date following the Effective Date, as defined below in Section 7(d). You acknowledge that the Severance Payment exceeds any eligibility you would have to the combined amount of severance and outstanding bonuses under the Amended & Restated Executive Employment Agreement between you and the Employer, dated as of January 1, 2020 (“EEA”) (a copy of the EEA is attached), including, but not limited to, the severance described in Section 1.3(c) of the EEA and the bonuses described in Section 1.2(b) of the EEA.

b. COBRA Payments. To the extent that you timely elect under COBRA to continue your medical, dental and/or vision insurance through the Employer’s policies, the Employer will contribute a portion of the premium due with respect to the coverage for a period of six (6) months following the Effective Date (as defined in paragraph 6(d)) in an amount equal to the portion of the premium that the Employer would have contributed had you remained an employee (“COBRA Payments”). You acknowledge and agree that the Employer’s obligation to pay the COBRA Payments shall cease in the event you become eligible for other group health insurance coverage or become ineligible to receive COBRA continuation coverage. Should such contribution by Employer be determined by an applicable governmental authority to be taxable income to you, Employer shall pay you an amount equal to 35% of such taxable income amount upon completion of the last COBRA Payment in order to cover taxes thereon.

c. Options Vesting and Exercise of Options. As of the Effective Date, you shall: (i) be vested in a total of 750,000 shares of the Time Options referenced in Section 1.2(c)(i) of the EEA; (ii) be vested in a total of 400,000 shares of the Performance Options referenced in Section 1.2(c)(i) of the EEA; and (iii) be permitted to exercise those vested Time Options, vested Performance Options and any Stock Price Target Options, as referenced in Section 1.2(c)(ii) of the EEA, which may vest in accordance with theirs terms, within thirty (30) days following the later of: (A) December 1, 2020; or (B) after the date that the underlying shares are created and that you have been informed of their creation in writing, with such notice to be given within fifteen (15) days of the creation of the underlying shares (collectively, the benefits referenced in this paragraph 2(c) shall be referred to as the “Option Extension”). The exercise of the Options may at your discretion, be a “cashless” transaction, where enough shares are sold at the time of the exercise to pay for the remaining shares and associated taxes, should taxes be due at time of the transaction. You acknowledge that other than the vested Time Options, vested Performance Options and vesting Stock Price Target Options described in this paragraph 2(c), the remainder of your Time Options, Performance Options and those Stock Price Target Options that cannot vest by reason of the Time Vesting Overlay (as defined in the Stock Price Target Options), are unvested and extinguished upon your termination of employment, and all the vested options will be treated (for tax purposes) as nonqualified stock options.

3. Post-Employment Obligations.

a. You shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that you will not be prohibited from making disclosures to your spouse or domestic partner, attorney, tax advisors, or as may be required by law. This does not prevent you from disclosing the existence of this Agreement to any party, including a prospective employer, nor does it prevent you from disclosing that you may not take an action which may be requested by such a party because such action may violate the Agreement.

b. You shall remain subject to and shall comply with the terms of the Employee Confidentiality and Proprietary Rights Agreement (“Confidentiality Agreement”) between you and the Employer, a copy of which is attached to this Agreement.

c. You shall remain subject to and shall comply with the terms of Section 1.4 of the EEA.

d. During the six-month period following the Effective Date, unless you obtain the prior, express, written consent of the President or COO of the Employer with respect to each communication, you shall not engage in any news interviews or expressions of personal views, opinions or judgments to the news media (whether print, electronic, social media, internet-related, blogs or broadcast) or to any other person or entity with respect to any facts, circumstances or claims associated with the Employer Group or any Released Party, your employment with the Employer, and the circumstances that led to the end of your employment with the Employer, except in each case in a manner that would reasonably be regarded as positive and beneficial to the reputations of you, the Employer Group and any Released Party affected. Nothing in this paragraph shall be deemed to prohibit you from discussing your job responsibilities for the Employer in a job interview for prospective future employment after the Separation Date or as otherwise permitted under paragraph 3(a) above. Both you and Employer will use reasonable efforts to describe your termination in the following manner:

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(i)	That you agreed to change your role as Chief Revenue Officer to interim Chief Operating Officer to specifically oversee the Sports Illustrated and TheStreet integrations;

(ii)	That after the integrations were complete, there was no role of appropriate responsibility that was available and of interest to you; and

(iii)	Accordingly, and notwithstanding the manner in which your separation from employment may be described elsewhere in this Agreement, the Parties agree that you resigned for Good Reason (as such term is defined in the EEA) and that you and Employer parted on positive terms.

e. For the six-month period following the Effective Date, you shall not, without the prior, express, written consent of the President or COO of the Employer, engage in any communications concerning Employer Group:

(i) with any employee, attorney or agent of Authentic Brands Group (collectively, “ABG”) except as set forth in paragraph 3(d) above. Any in-bound communications from ABG to you concerning Employer Group shall be promptly forwarded directly to the President and the COO of the Employer; or

(ii) with any Board member of the Employer Group in a manner which my reasonably be expected to in any way interfere with the Employer Group’s business.

Nothing in paragraphs 3(d) or 3(e) shall prohibit you from: (x) engaging in communications with individuals associated with ABG or Maven that do not relate to the Employer Group, ABG or Employer Group’s business; or (y) making statements to individuals associated with ABG or Maven that have been previously approved in writing by the President or COO of the Employer. The mere fact of your communicating with ABG at the request of a future employer with respect to business dealings between such employer and ABG shall not be deemed to be a violation of paragraphs 3(d) or 3(e).

f. For the six-month period following the Effective Date, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, partner, employee or service provider of the Employer Group with whom you worked with or had access to confidential information during the course of your employment at Employer: (a) to cease or reduce doing business with any member of the Employer Group; or (b) to interfere in any way with the relationship between any member of the Employer Group and that customer, partner, employee or service provider. Nothing shall prevent you from working with such customers, partners, or employees, nor shall you be responsible should such customers, partners, or employees independently terminate their relationship with the Employer Group. In the case of employees of the Employer, an inbound request to you for a new position or a response to a publicly-posted advertisement for employment at your future employer shall not be considered a violation of this paragraph 3(f). Any sales or solicitation you make on your own behalf or on behalf of a new agency, to agencies, advertisers, ad tech companies, and partners are not a violation of this paragraph 3(f) providing that you do not also suggest or imply that said agency, advertiser, ad tech company, or partner ceases to work with Employer.

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g. Neither Party shall make any statements, orally or in writing, regardless of whether such statements are truthful, nor take any actions, which: (i) in any way could disparage you or any of the Released Parties, or which foreseeably could harm the good name, reputation and/or goodwill of you or any of the Released Parties; or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone.

h. You shall reasonably cooperate with and assist the Employer Group in connection with any litigation, dispute or proceeding in which the Employer Group is involved which involves or arises out of your employment by Employer may require your cooperation and assistance. Such cooperation shall be provided at a time and in a manner which is mutually agreeable to you and the Employer Group, and shall include providing information, documents, etc., submitting to depositions, providing testimony and assisting the Employer Group generally in defending its position with reference to any matter with which you were involved during your employment. The Employer Group shall: (i) seek to minimize interruptions to your schedule to the extent practicable; and (ii) reimburse you in accordance with its expense reimbursement policy for any reasonable out-of-pocket expense you incur in fulfilling your obligations under this Agreement. You shall promptly notify the Employer Group if you are contacted by lawyers or third parties regarding employment-related litigation or other Claims against the Employer Group.

i. In further consideration for the consideration set forth in paragraph 2, you shall be available to the Employer as reasonably requested in advance by the Employer on an as-needed basis to aid in the transition of your duties and to consult with the Employer by telephone or e-mail about matters that are within your expertise and relate to your employment with the Employer. You shall have no authority to speak on behalf of, or to bind, the Employer, and shall not purport to have such authority, nor will you be authorized to direct work of other employees of the Employer or to work on the Employer’s business without the written consent of Bill Sornsin or Paul Edmondson. Specifically, you may be contacted by Bill Sornsin or Paul Edmondson (or others at either Sornsin’s or Edmondson’s written instruction including James Heckman, Avi Zimak and Ross Levinsohn) to aid in Venture Integration related to the Sports Illustrated IT transition, the JW Player video transaction, and LiftIgniter.

j. You waive any right you may have to continued or reinstated employment of any kind or nature with the Employer Group and to apply for or accept employment with the Employer Group.

k. You warrant and represent that you have returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in your possession.

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l. Nothing in this Agreement shall preclude you from: (i) making disclosures that are otherwise prohibited by this Agreement in order to enforce this Agreement or in response to any lawful court order, deposition request or subpoena, or in connection with an investigation by a governmental or law enforcement agency; (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a local, state or federal agency; (iii) filing or disclosing facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you may be entitled; (iv) making disclosures that are otherwise prohibited by this Agreement to law enforcement, the Equal Employment Opportunity Commission, the state Division of Human Rights, a local commission on human rights, or an attorney retained by you; or (v) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

4. Acknowledgments.

a. You acknowledge that you waive and are not eligible for any severance, bonuses or post-employment payments other than those set forth in this Agreement, including, but not limited to, those bonuses set forth in Section 1.2(b) of the EEA and those post-employment severance payments set forth in Section 1.3(c) of the EEA.

b. You acknowledge that the Option Extension constitutes substantial consideration because it provides you with additional vested options to which you would not otherwise be eligible and an extension to the deadline to exercise those options. You further acknowledge that, in the absence of the Option Extension, you would be required to exercise your vested options within 30 days of the Separation Date and that the relevant shares will not be available within that time period. The Option Extension is therefore consideration for release of any claims regarding the status of such shares being still unavailable over a year past the date of employment.

c. You acknowledge that the Option Extension may cause you to forfeit incentive stock option status for tax purposes, but that the value associated with the Option Extension exceeds any potential loss of incentive stock option status.

d. You acknowledge that the terms of this Agreement and the agreement between the parties regarding the end of your employment with the Employer shall, by mutual consent, not constitute, and shall not give rise to, a termination without Cause or a resignation for Good Reason as those terms are defined in the EEA. For purposes of clarity, the agreement with respect to the Separation Date is mutually acceptable to you and the Employer and, therefore, does not constitute Good Reason as that term is defined in the EEA.

e. You specifically represent, warrant, and confirm that you have: (a) not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency; (b) been properly paid for all hours worked for the Employer Group; (c) received all commissions, bonuses, and other compensation due to you other than those specified herein; and (d) not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.

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f. You have not asserted or raised against the Employer (or any of the Released Parties) any allegations, claims, complaints (informal or formal, or external or internal) or causes of action, the factual foundation for which involves sexual harassment, hostile work environment, discrimination of any kind, or any other purported violations of Article 15 of the New York State Executive Law (i.e., the New York State Human Rights Law) (collectively, “NYSHRL Claims”). Furthermore, this Agreement is being offered to you to provide economic and other accommodations, and to define the rights and obligations of each party in connection with the end of your employment, and not for the purpose of resolving asserted NYSHRL Claims. Notwithstanding the foregoing, all NYSHRL Claims are released pursuant to the general release in paragraph 5.

g. You hereby acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation from the Employer, including compensation for unpaid salary, bonus, commission, profit share, severance, accrued or unused vacation or sick time, or in connection with the exercise of stock options or unvested equity grants. Employer shall pay you any remaining submitted reimbursements as submitted prior to the Effective Date in the same manner as an employee. You will not continue to earn vacation or other paid time off after the Separation Date, and you shall not be entitled to payment of accrued but unused vacation at the end of employment for any reason.

h. You agree that the consideration set forth in paragraph 2 constitutes full payment, satisfaction, discharge, compromise and release of and from all matters for which you (on behalf of each of the Releasors) have released the Employer and the Released Parties herein. The Employer’s offer to you is made without prejudice to the Employer and the Released Parties and is not intended to, and shall not be construed as, any admission of liability by the Employer or the Released Parties to you, or of any improper conduct on the part of the Employer or the Released Parties, all of which the Employer and the Released Parties specifically deny.

5. General Release.

a. In exchange for the consideration provided in this Agreement, you and your heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees and shareholders, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time through the date you sign this Agreement (collectively, “Claims”), including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to your hire, benefits, employment, termination, or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

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(i) any and all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act (with respect to existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Industrial Welfare Act, Occupational Safety and Health Act (OSHA), the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

b. In further consideration of the payments and benefits provided to you in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date you sign this Agreement arising under the Age Discrimination in Employment Act (ADEA).

c. This Agreement shall be effective as a bar to each and every Claim you might otherwise have asserted against any of the Released Parties on or before the date of this Agreement. In the event you hereafter discover facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement, you expressly waive any right to assert after the execution of this Agreement that any such Claim has, through ignorance or oversight, been omitted from the scope of this Agreement.

d. If, notwithstanding the express terms of this Agreement to the contrary, you commence, continue, join in, or in any other manner attempt to assert any claim released herein against any Released Party, then, to the fullest extent permitted by law, you shall reimburse the Employer for all reasonable attorneys’ fees incurred by the applicable Released Parties in defending against such a claim, and the Employer shall have a right to the return of the Severance Payment and 75% of the COBRA Payments, together with interest thereon; provided that the right of return of consideration is without prejudice to the Released Parties’ other rights hereunder.

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e. You are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the Employer Group’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and/or (iv) enforce this Agreement. Furthermore, nothing in this Agreement shall be deemed to prohibit you from participating or cooperating with the Equal Employment Opportunity Commission or other governmental or law enforcement agency in any investigation, administrative proceeding or action involving the Employer conducted or brought by such agency.

6. Employer Limited Release. In exchange for your promises and obligations as set forth in this Agreement, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Employer irrevocably and unconditionally, fully and forever waives, releases and discharges you from any and all Claims, including, without limitation, any claims under any federal, state, local, or foreign law, that the Employer may have, have ever had, or may in the future have arising out of, or in any way related to your employment with the Employer; provided, however, that this limited release shall not apply to any intentional misconduct, fraud, criminal actions, theft, conversion or other acts of bad faith that occurred on or before the date you sign this Agreement. Nothing contained herein shall prohibit Employer from bringing a claim to enforce the terms of this Agreement.

7. Knowing and Voluntary Consent.

a. You specifically agree and acknowledge that: (i) you have read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, you have been advised of the right to consult with an attorney before executing this Agreement and have consulted with such counsel as you deemed necessary; (iii) you knowingly, freely, and voluntarily assent to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it; (iv) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you are not waiving or releasing rights or claims that may arise after you sign this Agreement; and (vi) you understand that the waiver and release in this Agreement is being requested in connection with your termination of employment from the Employer Group.

b. You further acknowledge that you are waiving and releasing claims under the ADEA, as amended, and have twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 21-day period.

c. You further acknowledge that you shall have an additional seven (7) days from signing this Agreement to revoke consent your release of claims under the ADEA by delivering notice of revocation to Office of the General Counsel the Employer Group, 1500 Fourth Avenue, Suite 200, Seattle WA 98101 by overnight delivery before the end of the seven-day period. In the event of a revocation by you, the Employer Group has the option of treating this Agreement as null and void in its entirety.

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d. This Agreement shall not become effective until the eighth (8th) day after you execute this Agreement provided that you do not revoke your consent as set forth in paragraph 6(d) of this Agreement (“Effective Date”). No payments due to you under this Agreement or the Options Modification shall be made before the Effective Date. If you revoke the Agreement, no payments or the Options Modification shall be made.

8. Remedies.

a. You agree that it would be impractical and extremely difficult to ascertain the amount of actual damages caused by your material and intentional breach of any of the provisions of paragraphs 3 or 4 of this Agreement. In the event of such a material and intentional breach, the Employer shall not be required to make the Options Modification or to continue to pay the Severance Payment or the COBRA Reimbursement, or if those payments have already been made, then the Employer shall be entitled to reimbursement of the Severance Payment and 75% of the COBRA Payments. You further acknowledge that any failure or threatened failure to comply with the provisions of paragraphs 3 or 4 of this Agreement shall result in irreparable and continuing injury to the Employer for which there will be no adequate remedy at law, and the Employer shall therefore be entitled, in addition to any other relief, including monetary relief, to the issuance of an injunction or temporary restraining order restraining the prohibited conduct, without the obligation to post any bond. In the event of your breach of any of the provisions of this Agreement, all of your obligations under this Agreement, including, but not limited to, the releases and waivers set forth above, shall remain in full force and effect.

b. You acknowledge and agree that any violation of the provisions of paragraphs 3 or 4 of this Agreement shall be considered a material breach of this Agreement (nothing in this paragraph should be construed as meaning that other terms of this Agreement, apart from those here identified, are not material). You agree that the Employer’s actions pursuant to paragraph 7(a), including, but not limited to, filing a legal action, are permissible and are not and will not be considered by you to be retaliatory.

9. Successors and Assigns. Neither Party assign this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns. You may not assign this Agreement in whole or in part. Any purported assignment by you shall be null and void from the initial date of the purported assignment.

10. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. The Parties hereby agree that the federal and state courts situated in New York County, New York will have jurisdiction over any dispute relating to this Agreement and the Parties hereby irrevocably consent to the in personam jurisdiction of such courts; irrevocably waive any objection to the venue of such courts or the convenience of such forum with respect to any such dispute; and agree that the Parties shall not bring any action or proceeding related to this Agreement in any court other than a court situated in New York County, New York.

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11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by an officer of the Employer (excluding e-mail). The waiver by either Party of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other party, nor shall the delay by either Party in exercising any right under this Agreement operate as a waiver to preclude any other or further exercise of any such right, power, or privilege.

13. Severability. The invalidity or unenforceability of any provision contained herein shall in no way affect the validity or enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the releases in paragraph 5 of this Agreement are illegal, void or unenforceable, you shall execute a release and waiver to the fullest extent permitted by law in order to effectuate the terms and intent of this Agreement.

14. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

15. Tolling. If you violate any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.

16. Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASED PARTIES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date provided below.

ANDREW KRAFT

By:		Date:
Andrew Kraft

THEMAVEN, INC.

By:	Date:
Name:
Title:

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